INTERNATIONAL DISTRIBUTOR AGREEMENT (EXCLUSIVE)

THIS INTERNATIONAL DISTRIBUTOR AGREEMENT ("Agreement") is entered into this June 26, 2007, by and between **Provision Interactive Technologies, Inc.,** a California, USA corporation ("PITI"), located at 9253 Eton Avenue, Chatsworth, CA., and Nam Tien New Technology Joint Stock Company, a corporation formed under the laws of Vietnam, located at 20/52 Ho Dac Di, Tan Phu District, Hochiminh City, Vietnam ("Distributor").

RECITALS

WHEREAS, PITI is in the business of manufacturing and selling interactive communications systems referred to as the HoloVision™ Aerial Imaging Display Systems ("Systems"), and creating, producing and selling HoloMedia™ advertising media ("Media"), which is run and presented on the System.

WHEREAS, Distributor seeks the exclusive right to market, sell, rent, place or lease the Systems and to market and sell Media in designated market channels of the designated territories only.

WHEREAS, PITI is willing to grant Distributor the right to market, sell, rent or lease the Systems and Media (collectively "Products") in the designated market channels of the designated territories only.

NOW, THEREFORE, under the terms, conditions and covenants contained herein, the parties agree as follows:

AGREEMENT

1. **Incorporation of Recitals and Exhibits.** The foregoing recitals are hereby incorporated into this Agreement as if set forth herein in full. Where the Agreement speaks to Exhibits, such Exhibits shall be incorporated into this Agreement as if set forth in full herein.

2. **Exclusive Right to Market and Sell, Place, Rent and/or Lease.** PITI hereby grants to Distributor the Exclusive right to market, sell, place, rent or lease Products ("Rights"). Products are defined as set forth in Exhibit "A" hereto. The Rights shall only be granted during the term of this Agreement in the designated market channels of the designated territories. Upon execution of this Agreement, Distributor shall purchase, at the 'Distributor Price', herein set forth on Exhibit "B," three (3) units of PITI's Product (one HL40 unit, one HL29 unit, and one HL17 unit) to be utilized as selling displays in the designated territory. The Exclusive Rights shall become null and void in the event the following conditions are not fulfilled:

3. **Consideration.** In consideration of PITI granting the exclusive rights identified above, Distributor agrees to pay and/or perform the following material conditions:

   i) Licensing Fee – Distributor shall remit to PITI the total sum of one hundred dollars ($100.00 USD) as the consideration to obtain the Exclusive Marketing, Selling,

Renting and/or Leasing Rights. This fee shall be payable within ten (10) days of contract initiation via Bank Wire Transfer (BWT).

ii) Minimum Order Requirements To Maintain Exclusive Rights – As further required consideration, Distributor shall purchase within the first fifteen (15) days of the date of contract initiation, twelve (12) HoloVision Systems; by the end of October 1, 2007 twelve (12) additional HoloVision Systems; by the end of January 1, 2008 twelve (12) additional HoloVision Systems for a total of forty (40) HoloVision units purchased by the end of year 1. Similarly, Distributor will need to purchase a minimum of fifty (50) HoloVision units in year two (months 13-24) and sixty (60) HoloVision units in year three (months 25-36) to maintain the Rights. Distributor may fulfill the minimum order requirements by a combination of units and/or 'Dollar Equivalent Value'. Dollar Equivalent Value shall be calculated using the average price of the existing three (3) HoloVision Systems. [For example, by the end of nine (9) months if the Distributor were required to purchase three hundred (300) HoloVision Systems. The price for 100 HL17 is $3900; the price for one hundred (100) HL29 is $5000; the price for one hundred (100) HL40 is $7000; the average price of the existing three (3) HoloVision Systems is $7000+$5000+$3900/3 = $5300. The Dollar Equivalent Value is $5300 x 300 units = $1,590,000 USD.] The Dollar Equivalent Value can be used for special orders other than the HL17, HL29, and HL40.

iii) In the event Distributor fails to purchase the annual minimum number of units set forth above for the designated territories and/or those annual minimums to be established for any Multinational Company so approved by PITI, the Exclusive Sales and Marketing, Renting, Place and/or Leasing Rights of this Agreement shall revert to a Non Exclusive status for the remaining term of the Agreement. At the sole discretion of PITI, upon Distributor meeting the annual minimum purchase requirements thereafter for the designated territories or approved Multinational Company, PITI may at its option grant Distributor exclusive rights subject to Distributor meeting each subsequent yearly increment minimum purchase amount set forth.

iv) Training and Marketing Obligation - Distributor will arrange to send a technical representative to PITI headquarters to receive technical training within forty-five (45) days of contract initiation. Distributor may elect to cover all expenses for a PITI employee to provide training at Distributor's facilities based on availability of personnel within PITI. Distributor will establish a website or webpage wholly dedicated to the sale of HoloVision products within the market territory within sixty (60) days of contract initiation.

4. **Designated Territories.** As used herein, the term Designated Territories shall mean the country of Vietnam. Sale of Products by the Distributor in other than the designated territories shall require advanced written approval by PITI.

5. **The Market Channels** As used herein, the term Market Channels shall mean; 1) point of sale merchandising, 2) advertising displays, 3) informational kiosks.

6. **Multi-National Sales.** In the event that Distributor wishes to exercise the Rights to market, sell, rent, place or lease Products to any individual or company headquartered outside the Designated Territories, or to any individual or company that intends to place the Products outside the Designated Territories, it must first comply with the following requirements;

6.1 Distributor must give PITI written notification of Distributor's intent no later than thirty (30) days prior to Distributor executing any agreement with the prospective purchaser, rentor or leasee. This notice shall include the purchaser's full name, location of headquarters and the intended final destination of the Products.

6.2 PITI will then have ten (10) days to perform conflict checks with other Distributors and will then either issue its approval of the sale, or its rejection of the sale to Distributor.

6.3 In the event that Distributor fails to comply with the requirements of this section, it hereby agrees to indemnify PITI from any claims, demands, costs and attorneys fees incurred by PITI due to Distributor's failure to comply with the notice provisions of this section.

7. **Term.** The term of this Agreement shall be for a period of three (3) years from the date of execution of this Agreement unless terminated by proper notice or as otherwise identified in Paragraph 8 herein below. Distributor shall have the option to extend this Agreement by an additional term of three (3) years. In order to exercise this option, Distributor must have met the minimum purchase requirements for unit sales as described in Paragraph 3ii above and have given written notice to PITI at least sixty (60) days prior to the termination of the initial term of this Agreement. Further extensions may only be realized upon subsequent written agreements of the parties hereto.

8. **Termination**. This Agreement may be terminated by mutual agreement or for cause upon thirty (30) day written notice of the party seeking termination hereof. Cause shall be the occurrence of any of the following:

a) An uncured material breach under this Agreement. Upon discovery of a material breach, the non-breaching party shall immediately notify the party committing the breach, in writing, of the breach and the demand to cure or remedy the breach. The breaching party's failure to cure or remedy will in and of itself constitute a material breach.

b) The occurrence of any of the following: (i) if DISTRIBUTOR fails to perform any material obligation or materially fails to perform any obligation under this Agreement; (ii) if DISTRIBUTOR attempts to make an assignment in violation of Section 16 ("Assignment"); (iii) if DISTRIBUTOR indicates, either directly or indirectly (such as by way of example, DISTRIBUTOR seeks to market or sell products or services that are reasonable deemed to be competitive with the Products) that it no longer intends to perform is obligations hereunder; (iv) if DISTRIBUTOR becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; (v) if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by DISTRIBUTOR; or (vi) if such a petition is filed by any third party or an application for a receiver of DISTRIBUTOR is made by anyone and such petition or application is not resolved favorably to DISTRIBUTOR within sixty (60) days.

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9. **Branding Requirements** Distributor understands and acknowledges that each unit sold, rented or leased pursuant to this Agreement, shall carry PITI's proprietary branding and shall comply with all existing and future PITI branding requirements, as those currently set forth herein on Appendix "C" hereto. PITI reserves the right to exclude certain market channels, which in PITI's sole discretion may be deemed to detrimentally impact the equity and/or integrity of the HoloVision™ 3D Aerial Imaging Display branding and trade name.

Distributor is also granted permission to utilize PITI's proprietary branding materials, pictures, press releases, spec sheets provided to Distributor by PITI for Distributor's website. PITI reserves the right to exclude certain materials, which in PITI's sole discretion may be deemed to detrimentally impact the equity and/or integrity of the HoloVision™ 3D Aerial Imaging Display branding and trade name and/or PITI's corporate branding and trade name.

10. **Product 'Distributor' and 'Retail' Prices.** Subject to the terms and conditions of this Agreement, PITI agrees to sell Products and invoice the Distributor at a designated 'Distributor Price' (excluding freight, insurance, taxes, tariffs, duty, and installation costs) as set forth on Exhibit "B" attached hereto. The 'Distributor Price' shall be reviewed every one hundred twenty (120) days and established for the following one hundred twenty (120) day period. Distributor shall establish the 'Retail Price' of PITI's Products within the designated territory. Distributor agrees to reasonably consider the advice of PITI regarding suggested 'Retail Price'. Volume pricing schedule may be determined on a project- by- project basis.

11. **Payment Terms.** Distributor will remit to PITI the amount of fifty (50%) percent of the designated 'Distributor' price with all orders sent to PITI, with the remaining balance of the 'Distributor' price due immediately prior to shipment. For orders of products in stock, payment will be one hundred (100%) percent prior to shipping. Distributor shall be responsible for payment of all tariffs, freight, crating and sales or import taxes prior to shipment of Products to Distributor or the End User. Distributor can elect to have clients pay PITI directly for the products in which case, PITI will then pay distributor the difference between the Distributor price and the actual selling price as negotiated by the Distributor for both the down payment and the final payment. Distributor may elect to pay PITI via Bank Wire Transfer or via Confirmed Irrevocable Letter of Credit in accordance with all the terms of this Agreement and acceptable to PITI. Distributor shall be responsible for payment of all costs associated with the Confirmed Irrevocable Letter of Credit.

12. **Returns and Storage Fees.** In the event Distributor cancels an order at any time after seven (7) working days of order acceptance by PITI, Distributor shall be charged a re-stocking fee equal to forty (40%) percent of the invoiced price of the order. In the event Distributor cancels an order at any time after fifteen (15) working days of order acceptance by PITI, Distributor shall be charged a re-stocking fee equal to sixty (60%) percent of the invoiced price of the order. PITI will store products for up to thirty (30) days from order completion, after which a "Storage Fee" will be added for all stored products of 1.5% of invoice amount of product per month.

13. **Revenue Sharing on Sales of Media, Content or Transactions.** For Products that are sold, leased, rented, or placed for which the Distributor will receive **any** recurring revenue (including but not limited to revenues for advertisements, content or transactions placed on HoloVision Systems), revenues will be shared between PITI and Distributor in the percentages set forth herein on Exhibit "B" attached hereto and incorporated by reference into this Agreement. All shared revenues shall be due and owing and remitted to PITI by the Distributor within fifteen (15) business days of the end of each month in which revenues were received. This Revenue Sharing paragraph 13 shall survive contract termination for as long as HoloVision systems are being utilized by Distributor, either directly or through supporting agreements, to generate recurring revenues, as will paragraphs 9, 14, 20, 23 and 27 in support thereof.

Upon providing Distributor adequate and reasonable notice of at least five (5) business days, PITI shall have the right semi-annually to conduct an audit of that portion of Distributor's books which state the recurring revenue sharing of sales of Media.

14. **Currency.** Unless otherwise agreed to in writing by the Parties, all remittances to PITI shall be made in United States Dollars.

15. **Approval of End Users, Acceptance of Orders, and Servicing of End Users.** Distributor shall not approve any orders, enter into any contracts purportedly on behalf of PITI to approve or extend any credit, or in any manner whatsoever bind, commit, obligate or attempt to bind, commit or obligate PITI to deliver any System or to perform any service of any nature whatsoever for End Users.

16. **Deliveries, Inventories and Marketing Materials**. PITI shall use its best effort to maintain capacity, inventory and supplies sufficient to enable it to fulfill and stand ready to promptly process and timely complete any and all foreseeable orders solicited by Distributor and otherwise satisfactory to the PITI. In connection therewith, PITI shall furnish to Distributor such information relating to the PITI's scheduling and anticipated delivery of products as Distributor may reasonably request hereunder. Distributor shall provide PITI quarterly reports of anticipated sales for the following six-month period.

In the event of termination of this Agreement prior to the designated expiration term of this Agreement, PITI shall allow the Distributor a period of ninety (90) days, from the effective date of the termination, to sell the balance of any inventory held by the Distributor. Thereafter, PITI, at its sole discretion, shall have the right to buy back any remaining inventory of Product in Distributor's possession at the 'Distributor List' price in effect at the time of purchase. If PITI exercises this right, PITI shall pay any shipping costs, taxes or duties.

PITI shall make available to Distributor, electronic copies of PITI's U.S. brochures and such other information reasonably necessary for Distributor's performance under this Agreement, all with the same degree of promptness and quality as PITI furnishes and makes available to its other distributors.

17. **Anti-Waiver**. PITI's acceptance of any late act required hereunder of Distributor shall not act as a waiver of any of PITI's rights to enforce the provisions, covenants or restrictions herein.

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18. **Best Efforts**. During the term of this Agreement, Distributor shall also use its best efforts to solicit orders and procure contracts for Products, and agrees to conduct his business and affairs so as not to harm or injure PITI's reputation, brand identity, sales or business operations.

Subject to paragraph 22 below, the parties agree that Distributor shall have the right to promote, solicit, sell, rent, lease and/or otherwise market goods, equipment, products and/or services manufactured or supplied by persons or firms other than PITI, as long as those goods, equipment, products and/or services do not in any manner, whether directly or indirectly, compete with the Products and other services supplied by PITI.

19. **Relationship Created**. Distributor is not an employee of PITI for any purpose or reason whatsoever, but is an independent contractor. With the exception of investigating customer complaints, neither PITI nor Distributor shall have the right to require the other to collect accounts, make adjustments, bind the other or incur debts, obligations or enter into any agreement or contract or commitment on behalf of the other, nor hold itself out as having any right, power or authority to create any such contract or obligation, either expressed or implied, on behalf of, in the name of or binding upon the other, or to pledge the other's credit, or to extend credit in the other's name, without the other party's written consent.

20. **Warranty, Regulatory Compliance** PITI's warranty policy as it affects the return and repair of HoloVision units under warranty is outlined in Exhibit "D".

Distributor shall report to PITI, within forty-eight (48) hours, all violations of any regulatory compliance issues pertaining to Products sold in the designated territories.

21. **Costs and Expenses**. Unless specifically allocated to one or the other party under the expressed terms of this Agreement, all costs and expenses incurred by either party, including but not limited to the payment of any federal, state or local tax on income earned hereunder, shall be borne by the party which incurs the cost or expense.

22. **Confidential Information.**

22.1 **Protection of Confidential Information**. The parties agree that the identification of End Users and all information contained in PITI's files pertaining to End Users, their business needs and demands, and all pricing information relating to any product or services purchased by any End Users at any time prior to the execution of this Agreement constitutes confidential information, and valuable trade secrets developed at considerable expenses by PITI since the time PITI first began business operations.

To induce PITI to enter into this Agreement, Distributor, and all others acting by, through or in concert with them hereby agrees that such information, compilations of information, data, reports, records and memoranda relating to any of the aforementioned items as well as any and all writings and documents which now exist and all information pertaining thereto are irrevocably deemed protectable, confidential information and trade secrets, which information is and shall remain PITI's sole property, and which neither Distributor nor any one acting by, through or in concert with him may disclose, reveal or in any

manner whatsoever utilize or divulge to any other person or party for any reason whatsoever except as contemplated by this Agreement.

Distributor will protect the confidentiality of all such information which he has obtained from PITI relating to the aforementioned items, and which would not otherwise be known by him, except as a result of its relationship to PITI under this Agreement. Distributor acknowledges and agrees to adhere to the previously executed confidentiality and non-disclosure agreement executed on **January 27, 2007**.

23. **No Reverse Engineering**. Distributor shall not reverse engineer the Products, and Distributor shall not decompile, modify, prepare derivative works or disassemble any software or hardware in the Product. Distributor shall not duplicate, disassemble, or modify the Property, nor inspect or document with intent to reproduce the Products in violation of this Agreement. The Products or any other information that may be obtained by reverse engineering any PITI Product(s) is deemed "Confidential Information" of PITI. Distributor shall not copy or reverse engineer, attempt to reverse engineer, or in any way facilitate the reverse engineering of any PITI Product(s), including embedded firmware or software to include all hardware products and software applications.

24. **Remedies**. In the event that Distributor, or any other person or entity acting by, through or in concert with them violates the covenants set forth in this paragraph, PITI shall be entitled to immediate injunctive and other relief, with or without notice to Distributor as to the nature of any such violation or breach, and with or without written demand for the cure thereof. Nothing in this paragraph shall be construed as a waiver of PITI's right to seek any other equitable or legal relief or remedies, or the recovery of damages sustained as a result of a breach of these covenants.

It is further agreed that the foregoing covenants and this agreement pertaining to PITI's right to relief, and every provision thereof are divisible, so that if the validity of any of the covenants is challenged, the specific limitations as to the type of services involved, the geographic area and time designated, etc., may be modified by any court of competent jurisdiction, so as to create an enforceable covenant not to compete nor disclose confidential information, providing PITI with all reasonable protection which may be practicable relying on the best endeavors of the Distributor.

25. **Indemnification.**

25.1 **PITI's Obligation to Indemnify**. PITI hereby agrees to indemnify and hold Distributor harmless from any and all liabilities, claims, demands, cost and attorneys fees however caused by reason of any damage or injury (whether to the body, property or personal or business character or reputation) sustained by Distributor and/or Distributor's property as a result of any proven negligent act or omission to act of PITI, its sub-contractors or employees.

PITI shall further defend, at PITI's sole expense, any and all proceedings, request for proceedings, actions, causes of action and/or arbitration's brought against PITI in connection therewith, and shall pay all reasonable attorneys' fees incurred in connection

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therewith, and the amount of any settlement, award and/or judgment which may otherwise be required to be paid by Distributor in connection therewith, except damages, injuries and/or liabilities resulting from Distributor's own proven acts undertaken or omissions allowed, whether negligent, reckless, willful or of a criminal nature. PITI will have the right to take and control the defense of any such suit or claim and shall have the right to settle any such claim at PITI's cost and expense. This section will survive the expiration or termination of this Agreement.

25.2 **Distributor's Obligation to Indemnify**. Distributor hereby agrees to indemnify and hold PITI harmless from any and all liabilities, claims, demands, costs and attorneys fees however caused by reason of any damage or injury (whether to the body, property or personal or business character or reputation) including but not limited to any and all salaries, commissions, items of costs or other forms of compensation or reimbursement paid or payable to any of the Distributor's salesmen, employees, sub-agents and/or Distributors, or that sustained by PITI and/or PITI property as a result of any negligent act or omission of Distributor, his sub-contractors, employees or agent.

In addition, Distributor shall further defend at Distributor's sole expense any and all proceedings, request for proceedings, actions, causes of action and/or arbitration's brought against PITI in connection therewith, and shall pay all reasonable attorneys' fees incurred in connection therewith, and the amount of any settlement, award and/or judgment which may otherwise be required to be paid by PITI in connection therewith, except damages, injuries and/or liabilities resulting from PITI's own proven acts undertaken or omissions allowed, whether negligent, reckless, willful or of a criminal nature.

26. **Severability**. Whenever possible each provision of this Agreement shall be interpreted in such manner so as to be effective, valid and binding under applicable law. If the validity or enforceability of any provision of this Agreement is challenged, the parties agree that the terms and conditions of any such provision may be modified by any court of competent jurisdiction, so as to provide PITI with the greatest possible protection then available under law. Furthermore, any such prohibition or invalidity shall be effective only to the extent of the provision or provisions involved, and then only to the extent deemed absolutely necessary by any such court of competent jurisdiction, which prohibition or invalidity will not effect the validity or enforceability of the remaining provisions of this Agreement, or any portion thereof.

27. **Notice**. Any payment, notice or any communication required or permitted hereunder shall be in writing and shall have been deemed paid or given, as the case may be, when deposited in the U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered, addressed as follows:

If to PITI:

Bob Ostrander
Vice President
Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, CA 91311 USA

With a copy to:

J. Randy Dorcy
Legal Affairs
Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, CA 91311 USA

If to Distributor:
Nguyen Minh Tung, Director
Nam Tien New Technology Joint Stock Company
20/52 Ho Dac Di, Tan Phu Dist.
Hochiminh City, Vietnam

Each party shall be entitled to specify a different address by giving notice thereof to the other at the foregoing addresses.

28. **Entire Agreement**. This Agreement supersedes any and all other agreements, whether oral or written, between the parties. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which, are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

29. **Interpretation**. The parties acknowledge and agree, that each has been given the opportunity to independently review this Agreement with legal counsel and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. In the event of an ambiguity of this Agreement, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

30. **Binding on Successors/Assignment.** All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, administrators, executors or successors; provided, however, that Distributor shall not assign, delegate or attempt to assign or delegate his rights and/or obligations arising hereunder, either in whole or in part, by operation of law or otherwise, by either party without PITI's prior written consent, which shall not be unreasonably withheld.

31. **Authority**. The undersigned individuals and/or entities executing this Agreement on behalf of their respective party's represent and warrant that said individuals are authorized to enter into this Agreement on behalf of such parties, that the appropriate resolutions have been passed and obtained, and that this Agreement shall be binding on same.

32. **Exhibits**. The documents referred to hereinabove and the exhibits attached hereto are incorporated herein by reference as if set forth in full.

33. **Headings.** The headings contained in this Agreement have been inserted for convenience only and in no way define the scope or interpretation of this Agreement.

34. **Attorneys' Fees.** In the event either party commences legal proceedings against the other party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other in addition to all other damages and/or equitable relief.

35. **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

36. **Force Majeure**. If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability.

The disabled party shall make all reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability. If the disability continues for more than ten (10) days after the cessation of the reason for such disability, the non-disabled party shall have the right to terminate this Agreement immediately upon written notice, and neither party shall thereafter have any further rights or obligations hereunder. During any period of disability as set forth in this Article 36, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder.

37. **Governing Law, Venue**. This Agreement has been entered into and executed in Los Angeles County, California, United States of America and shall be interpreted in accordance with the laws of the State of California. Any action brought to enforce any right hereunder shall be brought in the County of Los Angeles, State of California, United States of America, regardless of whether action is brought in Federal or State court.

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into and sign their respective names hereto on **June 26, 2007**.

Distributor	**Provision Interactive Technologies, Inc.**
By:________________	**By:** [signature]
Its:________________	**Its:** CEO

EXHIBIT "A"

1. **HOLOVISION™ AERIAL IMAGE DISPLAY SYSTEM.** The HoloVision AERIAL IMAGE DISPLAY TECHNOLOGY SYSTEM is a hardware and software system which makes 3-dimensional images float in space.

2. **HOLOMEDIA™ CONTENT MEDIA AND SOFTWARE.** Consists of the propriety HoloSoftware™ and Advertising Media generated and produced by PITI to be utilized in the HoloVision™ Systems.

EXHIBIT "B"

Distributor Price List and Revenue Sharing

		Model Types		
Volume	**Delivery**	**HL40**	**HL29**	**HL17**
(Units)	(weeks)	Price $USD	Price $USD	Price $USD
1-5	8	8,500	6,750	4,850
6-10	8	8,250	6,400	4,600
11-50	8	8,000	5,900	4,400
51-99	8	7,750	5,750	4,300

Volume orders of 100+ are quoted on an order-by-order basis. The following are estimates only.

100-300	Per Quote	7,000	5,000	3,900
301-500	Per Quote	6,750	4,750	3,750
501-999	Per Quote	6,550	4,500	3,550
1000+	Per Quote	5,000	4,000	3,250

Options

1. Networking Software: $650.00 USD per unit
2. Extended Warranty to one (1) year: $500.00 USD per unit

Notes

1. This does not represent a published price list
2. Prices do not include shipping, crating or any special handling, destination, import, VAT taxes, surcharges or taxes of any kind
3. Prices do not include any special options such as custom façade
4. Prices do not include any content, content development or custom application software
5. Volume pricing above 99 units must be verified in writing with PITI
6. Standard Warranty is ninety (90) days on electronic components and one (1) year on cabinet and optics, based upon normal use and wear. Warranty does not cover damage cause by misuse or handling as determined by PITI.

Payment Terms

1. Fifty (50%) percent due upon acceptance of purchase order; balance due and owning prior to shipment of order with verification of shipping documentation.

Revenue Sharing

1. Revenue sharing percentages between the parties on recurring advertising, content or transactions from which Distributor receives any revenues shall be as follows:
   a. Twenty (20%) percent of gross revenues collected to be remitted to PITI
   b. Eighty (80%) percent of gross revenues collected to be retained by Distributor

EXHIBIT "C"

BRANDING REQUIREMENTS

1. A PITI logo to be prominently displayed on the front of the HoloVision System(s) for users to see. The specific dimensions of and the artwork for the logo will be provided by PITI.

EXHIBIT "D"

WARRANTY

PITI warrants that its products are free from defects in electronic components and workmanship for a period of ninety (90) days (the "Warranty Period") from the date of shipment of the product by PITI to Distributor. However, in no event shall PITI be responsible for any defects caused by Distributors' or end-user customers' negligence or misuse of the product.

PITI's obligations with respect to warranties specified in Paragraph 1 of this article shall be limited to repairing or replacing or giving credit for actual defective electronic components, materials and workmanship, provided that the defect arises within the Warranty Period, and provided that PITI receives prompt notice of such defect.

Prior to providing any warranty remedy, PITI reserves the right to require reasonable evidence that any claimed defect is PITI's responsibility. Any defective material shall be returned to PITI. Before returning, customers shall notify PITI orally or by email of the defect and request authorization from PITI for such return. Upon such request, PITI shall provide customers with a "Return Authorization Number" to be prominently displayed on the shipping container for the defective material. Distributor shall then ship such defective material to PITI at customer's expense. PITI shall, at its sole option and expense, repair or replace, or give credit for actual defective material, and ship such repaired or replaced material to customers' freight prepaid. In the event that any material returned to PITI turns out not to be defective, customers shall pay PITI for all return freight as well.

Except for the express warranty set forth above, or as otherwise provided by applicable law, PITI disclaims all warranties with respect to its products, including implied warranties or merchantability, fitness for a particular purpose and non-infringement. No representation or other affirmation of fact, including, but not limited to, statements regarding suitability for use or performance of its products, whether made by PITI's employees or otherwise, shall be deemed to be a warranty by PITI for any purpose, or give rise to any liability of PITI whatsoever.

PITI shall not be liable for any loss, cost or damages claimed to have resulted from the use, operation, or performance of its products, regardless of the form of action. Notwithstanding any provision contained herein to the contrary, the maximum liability of PITI to customers or any person whatsoever arising out of or in connection with any sale, use or other employment of its products, whether such liability arises from any claim based upon contract, warranty, tort or otherwise, shall in no case exceed the actual amount paid to PITI by customers for the specific product that caused the damages. The foregoing limitations on liability will not apply to claims for personal injury caused solely by PITI's negligence.

In no event whatsoever shall PITI be liable to customers for to any other person for special, indirect, incidental or consequential damages, including without limitation, any loss of profits or goodwill, even if PITI has been advised of the possibility of such damages.